EXHIBIT 12
                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)

                                                        For the Three Months Ended
                                                        -----------------------------
                                                         March 26,        March 28,
                                                             2004             2003(a)
-------------------------------------------------------------------------------------
Pre-tax earnings(b)                                       $ 1,593          $   911
Add:  Fixed charges (excluding capitalized
      interest and preferred security dividend
      requirements of subsidiaries)                         1,941            2,168
                                                          -------          -------
Pre-tax earnings before fixed charges                       3,534            3,079
                                                          -------          -------
Fixed charges:
   Interest                                                 1,892            2,119
   Other(c)                                                    49               49
                                                          -------          -------
   Total fixed charges                                      1,941            2,168
                                                          -------          -------
Preferred stock dividend requirements                          13               14
                                                          -------          -------
Total combined fixed charges
  and preferred stock dividends                           $ 1,954          $ 2,182
                                                          =======          =======
Ratio of earnings to fixed charges                           1.82             1.42
Ratio of earnings to combined fixed charges
  and preferred stock dividends                              1.81             1.41
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(a)  Prior period amounts have been restated to reflect the retroactive adoption of the fair value recognition provisions of SFAS No. 123, Accounting for
     Stock-Based Compensation, as discussed in Note 2.
(b)  Excludes undistributed earnings (loss) from equity investees.
(c)  Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs and preferred security dividend requirements of subsidiaries.

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